Exhibit 99.2

CLP Valuation Webinar Script – Final - 3-10-14

CLP Valuation Webinar Script

March 10, 2014, @ 1:00 p.m. EDT

Moderator Name:

Moderator

Welcome to the CNL Lifestyle Properties valuation conference call. On the call today will be Steve Mauldin, president and chief executive officer, Joe Johnson, senior vice president and chief financial officer and John Starr, senior vice president and chief portfolio management officer. Statements made during this call will include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about financial guidance, business strategies, market potential and future financial performance. Such forward-looking statements are subject to numerous assumptions, uncertainties, and known or unknown risks, which could cause actual results to differ materially from the expectations and assumptions discussed here today. Listeners are cautioned that these forward-looking statements are neither promises nor guarantees and are only made as of the date of this call. The company undertakes no obligation to update or revise the information provided on this call as a result of new information or future results or developments.

As with any investment, investing in CNL Lifestyle Properties is subject to risks and uncertainties that you should carefully consider. The valuation information that we will be discussing today is a point-in-time estimate based on numerous inputs and data which vary over time and may be subjective. Valuations and appraisals of real estate properties are only estimates of fair market value and may not necessarily correspond to realizable value upon the sale of such properties or the amount that shareholders will receive upon liquidity of their investment.

Additional information about is available in filings with the SEC, which also may be accessed through the company’s website at www.CNLLifestyleREIT.com. Each listener is encouraged to review those filings together with all other information provided therein.

I will now turn the call over to Steve Mauldin, president and CEO of CNL Lifestyle Properties.

Overview

Thank you, (MODERATOR NAME). Good afternoon and thank you for joining us today as we discuss our recent estimated net asset valuation exercise and results, and also share important information on the REIT.

CNL Lifestyle Properties is a real estate investment trust that has built a unique and diversified portfolio of assets based on a lifestyle-oriented, demographically driven investment approach. Many of our properties are well-known, iconic parts of the American lifestyle, such as the Mount Washington Resort, Elitch Gardens theme and water park, Crested Butte Mountain Resort and Pacific Park on the Santa Monica Pier. In addition, the baby boomer generation has just begun entering retirement, living longer and desiring an active lifestyle, driving increased demand for senior housing alternatives in which we have been actively investing since early 2011.

As of December 31, 2013, we had more than $2.9 billion in assets under management and owned interests in 150 assets diversified across 36 states and two Canadian Provinces. Our largest asset classes are ski and mountain lifestyle, attractions and waterparks, golf and senior living, which together represent 80 percent of our portfolio by purchase price. Our portfolio is diversified both by geography and asset class to help mitigate against seasonality and volatility.

As I mentioned earlier, the purpose of today’s call is to provide an update on our most recent valuation work, plus other important board of director actions that were taken and announced last week. On March 4th, 2014, our board of directors determined that the estimated net asset value (or “NAV”) per share of our common stock was $6.85 as of a December 31, 2013, measurement date. While this valuation is 6.3% lower than the estimated NAV per share determined and published in August 2012, we remain convinced that we have assembled a compelling and difficult-to-replicate collection of assets that has enduring value. This past week, our board also approved meaningful advisor fee adjustments, and interviewed and selected an investment bank to formally begin the process of evaluating strategic alternatives to provide liquidity to our shareholders. We will talk more about these important initiatives later in this call.

Since our last NAV and as you have seen over the recent years, we have been very active and are committed to remaining diligent in addressing and restructuring situations where asset level and tenant/operator performance does not meet our expectations, as well as in disposing of non-core assets. Since late 2010, and in response to challenges brought on by the economic downturn, we have undertaken wholesale restructurings of our attractions, golf and marinas sectors with a goal of proactively stabilizing operations and enhancing future performance. Transitions like these are difficult and negatively impact operating cash flows and property values in the short term, but we believe are necessary to position assets for improved performance and valuation over the long term. We have seen positive growth and the strengthening of our tenants in many locations as a result of these changes. Last summer we closed on the sale of our interests in 42 properties held in joint ventures with Sunrise Senior Living after Sunrise was purchased by Healthcare REIT. Healthcare REIT exercised Sunrise’s contractual option to repurchase our interests in the properties. Post-Sunrise, our senior housing portfolio continues to perform exceptionally well, with same store values increasing since our 2012 valuation, plus we’ve added 13 new senior housing communities to the portfolio since our last NAV. We also have made a number of strategic investments to grow and enhance select properties, such as the expansion of the SplashTown Waterpark in Houston including its recent rebranding to Wet ’n’ Wild SplashTown as a result of our acquisition of the North American rights for the Wet ‘n’ Wild brand.

We believe that these proactive changes as well as our continued reinvestment into assets will position our portfolio for growth and has strengthened many of our tenants and operators.

Now I would like to turn the call over to John Starr, our chief portfolio management officer, to discuss the net asset valuation work and methodology in more detail.

Estimated NAV & Methodology

We estimated our net asset value per share generally consistent with the valuation guidelines established by the Investment Program Association, or IPA, which became effective May 1, 2013. To comply with recently adopted industry guidelines for our updated estimated NAV, our board of directors engaged a new independent third-party valuation consultant, CBRE Capital Advisors or CBRE Cap, to assist in determining the estimated net asset value for CNL Lifestyle Properties. CBRE Cap is an investment banking firm that specializes in providing real estate-related financial services and is a subsidiary of CBRE Group, Inc., a Fortune 500 and S&P 500 company and one of the world’s largest commercial real estate services and investment firms based on 2012 revenue.

Our board of directors authorized the Audit Committee, which is comprised solely of independent directors, to review a variety of sources and analyses, including CBRE Cap’s valuation analyses, and to recommend an estimated NAV in accordance with the IPA valuation methodology. CBRE Cap commissioned MAI-certified appraisals for each property from the CBRE Appraisal Group. The estimated value for real estate assets was determined utilizing a discounted cash flow approach and was tested for reasonableness using the direct capitalization approach. On March 4, 2014, the Audit Committee and the board of directors unanimously approved $6.85 as the estimated NAV of the company’s common stock as of December 31, 2013, which is within the range of estimated net asset values set forth in CBRE Cap’s Valuation Report.

Compared to other commercial property types, the valuation of our portfolio is more complex and subjective since there are limited comparable transactions where similar properties are bought and sold. It is also important to note that the current estimated NAV does not include any potential additional value relating to the size or scale of components of our lifestyle-related portfolio of assets and is not necessarily indicative of the value we would expect to realize from the portfolio as we pursue strategies to provide liquidity.

To estimate the value of our real estate assets, which is by far the most significant component of the overall net asset value, our properties were split between wholly owned properties and partially-owned joint venture properties. CBRE’s appraisals for our wholly owned, operational properties utilized an unlevered 10-year discounted cash flow analysis on a property-by-property basis. For properties with third-party leases, the valuations represent the leased-fee value based on rents we expect to receive. The terminal values in the discounted cash flow analyses were estimated by dividing the forward year’s net operating income by the estimated terminal capitalization rates estimated by CBRE’s appraisers. Terminal cap rates vary by location, asset age and quality and the supply and demand dynamics for each market. A valuation range was calculated by varying the discount rates and terminal cap rates. Where applicable for non-stabilized properties, adjustments were made for lease-up discounts and costs-to-complete.

Certain of our wholly owned golf course assets were valued based on market knowledge of recent activity for similar properties, as well as qualified inquiries for the acquisition of various properties owned by the company.

Finally, vacant land held for development was valued based on a market comparable approach.

In order to reach a value on our partially owned joint venture assets, CBRE Cap assumed the sale of partially-owned portfolios on December 31, 2013, and derived the net proceeds after debt repayment based on the specific joint venture promote structures within each partnership agreement to properly reflect our economic interest in each asset. Similar to our wholly owned properties, CBRE Cap relied on the discounted cash flow value indications by property from the appraisals.

I will now turn the call over to Joe Johnson, CNL Lifestyle Properties’ chief financial officer, to summarize the key factors impacting the NAV and to describe other administrative matters.

Factors Impacting NAV and Other Administrative Matters

There are a few primary factors driving the reduction from our previously reported estimated NAV. First, more than two-thirds of our assets were acquired between 2004 and 2008, prior to the Great Recession, and since the last valuation, the golf and marinas sectors, in particular, have continued to struggle; rebounding more slowly than we expected. The entire golf industry has reported rounds played being down by almost 5% during 2013 as compared to 2012, and, while our portfolio only experienced a slight decline in revenues, we had expected modest revenue growth, which would have translated to healthy growth in our properties’ net operating income rent tenant lease coverage for those that are leased. Likewise, our marina tenants continued to struggle and were unable to pay the full amount of rent during 2013. As a result, in late 2013 we terminated the leases with our largest marina tenant and transitioned to new third party managers. While the poor performance and subsequent transition of these properties has had a near term negative impact on the value of our marinas, we believe that they are better positioned to capitalize on what appears to be improving trends in this industry and should experience higher valuations growth in the future.

The valuations of our ski and attractions portfolios were largely consistent with our last estimated NAV, having increased in value during our ownership. For the attractions portfolio, this was in spite of extraordinary weather conditions at our largest theme park, Darien Lake, which recorded 30% less operating days without rain in 2013 as compared to the season in 2012. As Steve mentioned earlier, our senior housing portfolio has performed very well and increased in value on a same store basis. Overall occupancy for our 29 our senior housing communities was 91.6% as of December 31, 2013, which exceeds the national average of approximately 89.7%. Our updated estimated NAV was also negatively impacted by a higher fair market valuation of our corporate bonds, which lately have been consistently trading at a premium to par value, as well as an earlier than expected repurchase of our joint venture interests in 42 Sunrise senior housing communities, as Steve discussed.

Our board of directors, based on the recommendation from the Audit Committee, estimated our net asset value to be approximately $2.2 billion. Broken down by major assets and liabilities, this includes approximately $3.2 billion in real estate value and $306 million in cash and other assets; offset by approximately $1.2 billion in debt and $74 million in accounts payable and other liabilities.

Dividing our total net asset value by approximately 323 million shares outstanding as of December 31, 2013, results in an estimated net asset value per share of $6.85.

At this time, we do not anticipate any changes to the current distribution policy, and, as such, the quarterly distribution remains at $.10625 per share, which represents an annualized distribution rate of 6.2 percent on the estimated NAV per share of $6.85. Our board of directors will continue to evaluate the distribution rate on an ongoing basis and will make adjustments, as it considers necessary, based on current and projected portfolio and company performance.

As a result of our new valuation, the Distribution Reinvestment Plan has been amended, and all shares issued under our DRP will reflect a per share price equal to our current estimated NAV at the time of reinvestment, rather than a discount to NAV. If you participate in our DRP, cash distributions will continue to be invested in shares promptly following the distribution payment date. If you choose to change your DRP election, notice must be received between March 6 and March 25, 2014. Participation changes will be made effective prior to the next issuance of DRP shares for the quarter ending March 31, 2014.

Finally, our redemption plan states that the company will redeem shares at the prevailing estimated net asset value per share, as defined in our amended redemption plan. However, there is currently a significant backlog of shares to be redeemed under the plan, and shares are being redeemed based on hardship priority groups, as set forth in the plan.

I will now pass it back to Steve Mauldin.

Looking Ahead

As we near the end of the company’s life cycle, last week we formally engaged Jefferies LLC, a leading global investment banking and advisory firm, to assist management and our board of directors in actively evaluating strategic alternatives to provide liquidity to our shareholders. We look forward to this work and announcing results of these efforts as opportunities unfold.

In the meantime, despite a lower current estimated NAV per share value, we have been encouraged by the operational progress and strengthening of the underlying businesses in many of our locations. Unusual weather in 2013 notwithstanding, our sizeable ski and gated attractions sectors have proven to be rather resilient and we believe they are well-positioned for positive performance. Our senior housing holdings have produced strong returns and appreciation since we began investing in this sector in 2011.

Importantly, our advisor has taken meaningful and definitive steps to promote further alignment with shareholders. Effective April 1, 2014, all advisory fees will be reduced, which includes the full elimination of acquisition fees on equity, performance fees, debt acquisition fees and disposition fees, and the reduction in the asset management fee to 0.90 percent of average invested assets. We have also now publically stated that our advisor will consider further reductions to the asset management fee if we have not materially begun to execute a liquidity event or events before April 1, 2015.

Because we have now actively launched the formal process of evaluating strategic alternatives to provide liquidity to shareholders, we have not provided for a Q&A session in today’s call, as we do not want to inadvertently impede the early stages of this process. Should you have any questions about the information we have discussed today, we encourage you to contact CNL Client Services at 866-650-0650. We also intend to file this presentation on our website at CNLLifestyleREIT.com if you would like to refer to it and invite you to join us for our upcoming, regularly scheduled earnings call to be held during the last week of March. In addition, we encourage you to review our Form 8-K that we filed on Thursday, March 6, 2014, which contains additional details about our estimated net asset value, valuation process and other news shared today.

On behalf of our board of directors and entire management team I’d like to thank each of you for your time today and, importantly, your ongoing interest in and support of CNL Lifestyle Properties. Thanks very much – this concludes today’s call.